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                                                                   Exhibit 99.92

                   CS HOLDINGS INTERNATIONAL INC.  FOURTH
                          FLOOR, ONE CAPITAL PLACE
                                GRAND CAYMAN
                     CAYMAN ISLANDS, BRITISH WEST INDIES



August 25, 1997

Cooper Industries, Inc.
600 Travis, Suite 5800
Houston, TX 77002

Attention:  D. Bradley McWilliams
            Senior Vice President and
            Chief Financial Officer

I am writing to you in response to your letter of August 6, 1997 in which Cooper Industries, Inc. offered to purchase 2,155,000 shares of Wyman-Gordon Company common stock, subject to the terms set forth in the letter (the "Offer").

Please be advised that the Offer was accepted by CS Holdings International Inc. on August 19, 1997 in the reduced amount of 750,000 shares and at a per share purchase price equal to the closing market price of a share of Wyman-Gordon Company common stock on the day of sale. The closing shall take place at the time and date selected by Cooper, provided such date is on or before September 15, 1997. All other terms of sale shall be as set forth in the Offer. Please indicate the agreement of Cooper Industries, Inc. to proceed on the above basis by having a duly authorized officer of Cooper sign and return the enclosed duplicate copy of this letter on the line provided below.

Sincerely,

/s/ Alan J. Hill
- --------------------------
Alan J. Hill
Treasurer


                                              Agreed and Accepted this 25th day
                                              of August 1997:

                                              COOPER INDUSTRIES, INC.


                                              By:  /s/ Diane K. Schumacher
                                              ---------------------------------
                                              Name:  Diane K. Schumacher
                                              Title: Senior Vice President,
                                                     General Counsel and
                                                     Secretary